Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

AmTrust Financial Services, Inc.

We consent to the inclusion in this current report on Form 8-K/A and the incorporation by reference in the registration statement on Form S-1 (Registration No. 333-134960) of AmTrust Financial Services, Inc. of our report dated February 27, 2007 relating to the consolidated financial statements of Associated Industries Insurance Services, Inc. as of and for the year ended December 31, 2006.

We also consent to the reference to us under the caption “Experts” in the registration statement.

/s/ Johnson Lambert & Co., LLP

Jacksonville, Florida
November 13, 2007